EXHIBIT 4.3

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED DEPOSITARY

TRUST AGREEMENT

THIS FIRST AMENDMENT (this “Amendment”) to the Second Amended and Restated Depositary Trust Agreement dated as of September 2, 2010 is entered into on October 31, 2012, by and among BLACKROCK ASSET MANAGEMENT INTERNATIONAL INC., a Delaware corporation, in its capacity as retiring sponsor, iSHARES® DELAWARE TRUST SPONSOR LLC, a Delaware limited liability company, as successor sponsor (the “Successor Sponsor”), and THE BANK OF NEW YORK MELLON, a New York banking corporation, as trustee.

W I T N E S S E T H :

WHEREAS the “iShares® Gold Trust” (previously known as the iShares® COMEX® Gold Trust) was created pursuant to the Depositary Trust Agreement dated as of January 19, 2005 executed by Barclays Global Investors, N.A., a national banking association acting as the initial sponsor of the Trust (the “Initial Sponsor”), and the Trustee; and

WHEREAS the Original Depositary Trust Agreement was amended and restated by the First Amended and Restated Depositary Trust Agreement dated as of February 6, 2007, in order to substitute Barclays Global Investors International Inc. (now known as BlackRock Asset Management International Inc.) in lieu of the Initial Sponsor as the sponsor of the Trust (in such capacity, the “Second Sponsor”) and to consolidate into one document the Original Depositary Trust Agreement and an amendment thereto; and

WHEREAS the First Amended and Restated Depositary Trust Agreement was further amended and restated by the Second Amended and Restated Depositary Trust Agreement dated as of September 2, 2010 (the “Depositary Trust Agreement”); and

WHEREAS the parties hereto wish to amend the Depositary Trust Agreement to substitute iShares® Delaware Trust Sponsor LLC in lieu of BlackRock Asset Management International Inc. as the sponsor of the Trust;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1. Definitions. Except as otherwise specified in this Amendment, or as the context may otherwise require, capitalized terms shall have the meaning ascribed to them in the Depositary Trust Agreement.

Section 1.2. Rules of Construction. Unless the context otherwise requires:

(i) a term has the meaning assigned to it;

(ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles as in effect in the United States;

(iii) “or” is not exclusive;

(iv) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Amendment as a whole and not to any particular Article, Section or other subdivision;

(v) “including” means including without limitation; and

(vi) words in the singular include the plural and words in the plural include the singular.

ARTICLE 2

AMENDMENTS TO THE DEPOSITARY TRUST AGREEMENT

Section 2.1. Text of the Amendments.

(a)	Section 1.1 of the Depositary Trust Agreement is amended as follows:

(1)	The definition of “Initial Sponsor”, with the meaning specified in the first recital hereof, is incorporated into such section.

(2)	The definition of “Second Sponsor”, with the meaning specified in the second recital hereof, is incorporated into such section.

(3)	The definition of “Sponsor” is amended to read in full as follows:

“Sponsor” means: from the date of the Original Depositary Trust Agreement to the effective date of the First Amended and Restated Depositary Trust Agreement, the Initial Sponsor; from the effective date of the First Amended and Restated Depositary Trust Agreement to the effective date of the First Amendment to the Second Amended and Restated Depositary Trust Agreement, the Second Sponsor; and from the effective date of the First Amendment to the Second Amended and Restated Depositary Trust Agreement, iShares® Delaware Trust Sponsor LLC, or its successor.

(b)	Section 7.5(b) of the Depositary Trust Agreement is amended to designate the following addresses for notices to the Sponsor:

iShares® Delaware Trust Sponsor LLC

400 Howard Street

San Francisco, CA 94105

Attn: Product Management Team, Intermediary Investor and Exchange-Traded Products Department

Telephone: (415) 670-4671

Facsimile: (415) 618-5097

with a copy to:

iShares® Delaware Trust Sponsor LLC

400 Howard Street

San Francisco, CA 94105

Attn: Legal Department

Telephone: (415) 670-2860

Facsimile: (415) 618-5731

ARTICLE 3

ACCEPTANCE OF APPOINTMENT

Section 3.1 Acceptance of Appointment by Sponsor. iShares® Delaware Trust Sponsor LLC hereby assumes all of the rights, duties and responsibilities of the sponsor under the Depositary Trust Agreement as of the effective date hereof.

ARTICLE 4

MISCELLANEOUS

Section 4.1. Certification and Effective Date of Amendment. In accordance with Section 6.1 of the Depositary Trust Agreement, the Second Sponsor hereby certifies to the Trustee that the provisions of this Amendment do not increase any fees or charges relating to the Trust and do not otherwise prejudice any substantial existing right of the Registered Owners. This Amendment is effective as of the time when (i) an amendment to Registration Statement No. 333-184325 has been filed with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) such amendment has become effective under the Securities Act.

Section 4.1. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of such counterparts shall constitute one and the same instrument. Copies of this Amendment shall be filed with the Trustee and shall be open to inspection by any Registered Owner during the Trustee’s business hours.

Section 4.2. Third-Party Beneficiaries. This Amendment is for the exclusive benefit of the parties hereto, and shall not be deemed to give any legal or equitable right, remedy or claim whatsoever to any other person.

Section 4.3. Severability. In case any one or more of the provisions contained in this Amendment should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Amendment shall in no way be affected, prejudiced or disturbed thereby.

Section 4.4. Governing Law. This Amendment shall be interpreted under, and all rights and duties under this Amendment shall be governed by, the internal substantive laws (but not the choice of law rules) of the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, BLACKROCK ASSET MANAGEMENT INTERNATIONAL INC., iSHARES® DELAWARE TRUST SPONSOR LLC, and THE BANK OF NEW YORK MELLON have duly executed this First Amendment to the Second Amended and Restated Depositary Trust Agreement as of the day and year first set forth above.

BLACKROCK ASSET MANAGEMENT INTERNATIONAL INC.

By:	/s/ Jack Gee
Name:	Jack Gee
Title:	Managing Director

By:	/s/ Raymund Santiago
Name:	Raymund Santiago
Title:	Director

iSHARES® DELAWARE TRUST SPONSOR LLC

By:	/s/ Jack Gee
Name:	Jack Gee
Title:	Managing Director

By:	/s/ Raymund Santiago
Name:	Raymund Santiago
Title:	Director

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Christopher Healy
Name:	Christopher Healy
Title:	Managing Director

[Signature Page to First Amendment to Second Amended

are Restated Depository Trust Agreement of the iShares®

Gold Trust]